Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Date: July 26, 2019

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
COMPLETION OF $200.0 MILLION REVOLVING SECURED WAREHOUSE FACILITY AND
INCREASE AND EXTENSION OF $250.0 MILLION REVOLVING SECURED WAREHOUSE FACILITY

Southfield, Michigan – July 26, 2019 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today the completion of a $200.0 million revolving secured warehouse facility with an institutional investor.

Under this facility, we will contribute loans to a wholly-owned special purpose entity (“SPE”) and the SPE may generally borrow up to the lesser of 80% of the value of the contributed loans, as defined in the agreement, or $200.0 million during the facility’s revolving period. The facility will cease to revolve on July 26, 2022.

Borrowings under the facility will generally bear interest at a rate equal to LIBOR plus 190 basis points.

We will receive a servicing fee of 6.0% of the cash flows related to the underlying consumer loans. The remaining 94.0%, less amounts due to dealers for payments of dealer holdback, will be used to pay principal and interest on the notes as well as the ongoing costs of the financing. Using a unique financing structure, our contractual relationships with our dealers remain unaffected with the dealers’ rights to future payments of dealer holdback preserved.

Additionally, we announced today that we increased the financing amount on our $250.0 million revolving secured warehouse facility to $300.0 million, and extended the date on which the facility will cease to revolve from April 30, 2020 to July 26, 2022. The interest rate on borrowings under the facility has been decreased from LIBOR plus 225 basis points to LIBOR plus 200 basis points. There were no other material changes to the terms of the facility.

As of July 26, 2019, we did not have a balance outstanding under either facility.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered financing programs that enable automobile dealers to sell vehicles to consumers, regardless of their credit history.  Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles or they purchase unreliable ones.  Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing.  Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC.  For more information, visit creditacceptance.com.

1